Exhibit 99.1

Conolog Closes Financing Arrangement for up to $1.6 Million With Laurus Funds

Wednesday April 28, 6:30 am ET

SOMERVILLE, N.J., April 28 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq: CNLG - News), an engineering and design company that provides digital signal processing and security solutions to global electric utilities, announced today it has entered into a financing arrangement with Laurus Master Funds, Ltd., ("Laurus Funds"), a financial institution specializing in funding small and micro-capitalization companies, to provide Conolog with up to $1,605,000 in a three-year convertible debenture, in addition to seven year warrants.

Chairman of Conolog Robert Benou, stated, "We are now entering an exciting new growth phase of the Company. This financing, with Laurus Funds, will permit the Company to concentrate on ramping-up production of our recently unveiled PDR digital security systems in response to increased global demand for the product line. Additionally, we continue to fulfill military contracts and supply digital signal processing solutions to the nation's utilities."

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services and technical personnel placement to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the introduction of the PDR systems will generate revenues for the Company.